Exhibit 99.1
FOR IMMEDIATE RELEASE
Energy Transfer Partners Raises 2007 Guidance
Investment Strengthens 2008 and 2009 Outlook
Changes Fiscal Year-End to December
     DALLAS, October 10, 2007 — Energy Transfer Partners, L.P. (NYSE:ETP) today announced that the Partnership has increased its previously disclosed fiscal 2007 EBITDA guidance from $980 million to $1.0 billion for the fiscal year-ended August 31, 2007. In addition, the Partnership announced initial EBITDA guidance for fiscal 2008 of $1.2 billion and guidance for fiscal 2009 of $1.4 — $1.5 billion.
     ETP also updated its capital expenditure guidance for fiscal 2007 and outlook for fiscal 2008 and 2009. Growth capital expenditures for fiscal 2007 are now expected to total $1.0 billion, a $200 million reduction from pervious guidance. In fiscal 2008 and 2009, in conjunction with the construction and completion of a number of Partnership expansion projects, growth capital expenditures are projected to total approximately $2.3 billion, with 80% of the expenditures expected in fiscal 2008. Maintenance capital expenditures for fiscal 2007 are now expected to total $100 million, up from previous guidance of $90 million. For fiscal 2008 and 2009, maintenance capital expenditures are expected to total $105 million and $110 million, respectively.
     “We are beginning a very exciting period for ETP. Over the next 24 months, our current portfolio of capital expansion projects will be completed and EBITDA is projected to increase by 50%”, said Brian Jennings, Energy Transfer Partner’s Chief Financial Officer. “Our growth through 2009 is broad-based, led by significant expansions of our intrastate and interstate systems. Looking beyond 2009, we see an expanding portfolio of new projects and expansion opportunities,” added Mr. Jennings, “as we work to build critical energy infrastructure.”

     ETP’s executive management will meet with securities analysts on October10, 2007 in Dallas, Texas, to present preliminary EBITDA and capital expenditures estimates for its fiscal year-ended August 31, 2007 and to present its outlook for fiscal 2008 and fiscal 2009. The Partnership plans to make materials presented at this meeting available for viewing on its website, www.energytransfer.com. The presentation materials will include a reconciliation of EBITDA, as adjusted, to net income for certain historical periods.
     The Partnership also announced today that it will change its fiscal year-end to December 31, from its current August 31 year-end. This change, which will be implemented over the next 14 months, will bring ETP in-line with comparable natural gas transmission and midstream companies.
EBITDA Discussion
     The partnership has disclosed in this press release EBITDA, as adjusted, which is a non-GAAP financial measure. Management believes EBITDA, as adjusted, provides useful information to investors as a measure of comparison with peer companies, including companies that may have different financing and capital structures. The presentation of EBITDA, as adjusted, also allows investors to view our performance in a manner similar to the methods used by management and provides additional insight to our operating results.
     The partnership defines EBITDA, as adjusted, as total partnership earnings before interest, taxes, depreciation, amortization and other non-cash items, such as compensation charges for unit issuances to employees and other expenses. Non-cash compensation expense represents charges for the value of the grants awarded under the Partnership’s compensation plans over the vesting terms of those plans and are charges which do not, or will not, require cash settlement. Non-cash income or loss such as the gain or loss arising from our disposal of assets and discontinued operations is not included when determining EBITDA, as adjusted.
     EBITDA, as adjusted, is used by management to determine our operating performance and, along with other data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
     There are material limitations to using a measure such as EBITDA, as adjusted, including the difficulty associated with using it as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss. In addition, our calculation of EBITDA, as adjusted, may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP, such as gross margin, operating income, net income, and cash flow from operating activities.
Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas, Louisiana, Utah and Colorado and three natural gas storage facilities located in Texas. These assets include approximately 14,000 miles of intrastate pipeline in service, with approximately 500 miles of intrastate pipeline under construction, and 2,400 miles of interstate pipeline. ETP is also one of the three largest retail marketers of propane in the U.S., serving more than one million customers across the country.

Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partners units. Together ETP and ETE have a combined enterprise value of approximately $20 billion.
The information contained in this press release is available on the Partnership’s website at www.energytransfer.com.
Contacts
Investor Relations:
Energy Transfer
Renee Lorenz
214-981-0700
Media Relations:
Vicki Granado
Gittins & Granado
214-361-0400 direct
214-498-9272 cell
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